Exhibit 99.2

COMBINED FINANCIAL STATEMENTS

Turbo Logistics Inc. and Turbo Dedicated Inc.

Years Ended December 31, 2011, 2010 and 2009

TURBO LOGISTICS INC. AND TURBO DEDICATED INC.

ii

Report of Independent Auditors

The Board of Directors

OHH Acquisition Corporation

We have audited the accompanying combined balance sheets as of December 31, 2011 and 2010, of the corporations listed in Note 1, and the related combined statements of operations, parent company equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the companies’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 2011 and December 31, 2010, of the corporations listed in Note 1, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville, Tennessee

January 4, 2013

TURBO LOGISTICS INC. AND TURBO DEDICATED INC.

COMBINED BALANCE SHEETS

(In thousands)

	December 31
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$327	$315
Accounts receivable, net of allowance for doubtful accounts of $93 and $35, respectively	14,610	13,008
Prepaid expenses and other current assets	496	197

Total current assets	15,433	13,520

Property and equipment, net	2,546	2,936
Goodwill	58,042	58,042
Intangible assets, net	2,519	3,294
Deferred financing costs, net	109	288
Other assets	822	12

Total assets	$79,471	$78,092

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities:
Accounts payable	$10,213	$9,476
Accrued salaries and benefits	1,079	643
Accrued expenses and other current liabilities	44	20
Current maturities of long-term debt with parent	747	747

Total current liabilities	12,083	10,886

Long-term debt with parent	58,133	58,880
Deferred income taxes	6,633	5,304
Other long-term liabilities	1,209	1,647

Total liabilities	78,058	76,717

Parent company equity:
Parent investment	1,413	1,375

Total liabilities and parent company equity	$79,471	$78,092

The accompanying notes are an integral part of these combined financial statements.

TURBO LOGISTICS INC. AND TURBO DEDICATED INC.

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31
	2011	2010	2009
Revenues	$125,588	$105,319	$102,377

Expenses:
Direct expense	103,730	88,435	84,594

Gross margin	21,858	16,884	17,783
Selling, general and administrative expense	17,076	15,773	14,011

Operating income	4,782	1,111	3,772

Other expense (income):
Interest expense	2,290	2,339	2,707
Interest income	(47)	—	—

Income (loss) before income taxes	2,539	(1,228)	1,065
Provision for income taxes	1,370	961	685

Net income (loss)	$1,169	$(2,189)	$380

The accompanying notes are an integral part of these combined financial statements.

TURBO LOGISTICS INC. AND TURBO DEDICATED INC.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2011	2010	2009
Operating activities
Net income (loss)	$1,169	$(2,189)	$380
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,542	1,656	2,342
Share-based compensation	(250)	(2)	65
Amortization of deferred financing costs and note receivable discount	134	182	184
Provision for doubtful accounts	96	44	—
Gain on settlement of contingency	(1,345)	—	—
(Gain) loss on sale of property and equipment	(3)	(625)	23
Deferred income taxes	1,308	945	674
Changes in cash from operating assets and liabilities:
Accounts receivable	(1,698)	(54)	1,856
Prepaid expenses and other current assets	110	(98)	24
Accounts payable	737	(2,543)	(793)
Accrued salaries and benefits	436	82	(1,250)
Accrued expenses and other	(166)	208	(117)

Net cash provided by (used in) operating activities	2,070	(2,394)	3,388

Investing activities:
Purchases of property and equipment	(378)	(1,679)	(171)
Proceeds from disposal of property and equipment	4	699	105
Collection of note receivable	194	—	—

Net cash used in investing activities	(180)	(980)	(66)

Financing activities:
Payments on long-term debt with parent	(747)	(747)	(747)
Net transfers (to) from parent	(1,131)	3,669	(3,157)

Net cash (used in) provided by financing activities	(1,878)	2,922	(3,904)

Net increase (decrease) in cash and cash equivalents	12	(452)	(582)
Cash and cash equivalents at beginning of period	315	767	1,349

Cash and cash equivalents at end of period	$327	$315	$767

Supplemental disclosure of cash flow information:
Interest payments to parent	$2,110	$2,158	$2,523

Income taxes paid, net	$62	$16	$11

Non-cash property and equipment additions	$—	$1,146	$—

The accompanying notes are an integral part of these combined financial statements.

TURBO LOGISTICS INC. AND TURBO DEDICATED INC.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

FOR THE THREE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands)

Parent Investment (Deficit)
Balance at December 31, 2008	$2,672
Net income	380
Net transfers to parent	(3,157)

Balance at December 31, 2009	(105)
Net loss	(2,189)
Net transfers from parent	3,669

Balance at December 31, 2010	1,375
Net income	1,169
Net transfers to parent	(1,131)

Balance at December 31, 2011	$1,413

The accompanying notes are an integral part of these combined financial statements.

TURBO LOGISTICS INC. AND TURBO DEDICATED INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1: Description of Business

Turbo Logistics, Inc. and Turbo Dedicated Inc. (together “Turbo” or the “Company”) were acquired by OHH Acquisition Corporation (“OHHAC” or “Parent”) on June 30, 2006 and are indirect wholly-owned subsidiaries of OHHAC.

Turbo is a broker of third party transportation logistics. Turbo is also involved in related ancillary services that complement the third party transportation logistics services. Turbo is headquartered in Gainesville, Georgia, with operational activities primarily conducted throughout the Southeastern United States.

Note 2: Summary of Significant Accounting Policies

Principles of Combination and Basis of Presentation - The accompanying combined financial statements of Turbo are derived from the accounting records of OHHAC and are presented as if Turbo operated on a standalone basis. The combined financial statements are prepared in accordance with the accounting principles generally accepted in the U.S. and include the combined financial position, results of operations and cash flows of Turbo Logistics, Inc. and Turbo Dedicated, Inc. All significant intercompany transactions between the combined businesses of Turbo have been eliminated.

The combined statements of operations include expense allocations for the corporate functions provided to Turbo by OHHAC including, but not limited to, executive management, finance, legal, human resources, employee benefits, treasury, tax, information technology, risk management, business development and share-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the balance allocated on the basis of net revenue, headcount or other measures. Management believes these allocations have been made on a consistent basis and are reasonable. However, these allocated expenses may not be indicative of the actual expenses that would have been incurred had the combined businesses been operating as a separate and independent business and may not be indicative of future levels of expenses to be incurred.

Transactions between Turbo and OHHAC included in these combined financial statements are considered to be effectively settled in cash at the time the transaction is recorded, and therefore are included as financing activities in the combined statements of cash flows. The net effect of these transactions is included in the combined balance sheets as Parent investment.

OHHAC uses a centralized approach to cash management and financing its operations. The majority of Turbo’s cash receipts are transferred to OHHAC daily and OHHAC funds Turbo working capital and capital expenditure requirements as needed. Cash transfers to and from OHHAC cash management accounts are recorded in Parent investment in the combined balance sheets.

The combined financial statements include certain assets and liabilities that have been historically recorded at the OHHAC corporate level but are specifically identifiable or otherwise attributable to Turbo. OHHAC debt financed the June 30, 2006 acquisition of Turbo. The borrowings are directly related to Turbo, Turbo is a guarantor on the debt and substantially all assets of Turbo have been pledged as collateral. For these reasons Turbo’s share of OHHAC third party debt, deferred financing costs and related interest expense have been allocated to Turbo for all periods presented.

Parent Investment - Parent investment in the combined balance sheets represent OHHAC’s historical investment in Turbo, the net effects of cost allocations from and transactions with OHHAC, net cash transfers (to) from OHHAC and Turbo’s accumulated earnings. See Note 13.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include recognition of revenue, accounting for income taxes, allocation of assets, liabilities, revenue and expenses from Parent, allowance for doubtful accounts, contingencies, share-based compensation, and recoverability of goodwill, intangibles, and other long-lived assets. These estimates involve judgments with respect to, among other things, future economic factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could differ from these estimates.

Cash and Cash Equivalents - Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

Accounts Receivable, net - The Company reports its trade accounts receivable net of an allowance for doubtful accounts, which represents management’s estimate of the amount of its receivables that may not be collectible. The majority of the Company’s accounts receivable is due from commercial and industrial customers for logistics services. Credit is extended based on evaluation of the customer’s financial condition. Amounts due from OHHAC affiliates for logistical services sold from Turbo are included within accounts receivable on the combined balance sheets and amounted to $2.1 million and $2.3 million as of December 31, 2011 and 2010, respectively, see Note 13.

Financial Instruments - The Company has cash and cash equivalents, accounts receivable, accounts payable for which the carrying values approximate fair value. As more fully discussed in Note 5, the Company executed a note receivable in settlement of a litigation matter during 2011. The note was discounted at the Company’s estimated incremental borrowing rate and management believes the carrying value approximates fair value as of December 31, 2011.

Property and Equipment, net - Property and equipment are carried at cost and depreciated over their estimated useful lives on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Asset Category	Estimated useful life
Leasehold improvements	Shorter of useful life or remaining lease term
Equipment, including autos, excluding computers	5 years
Computer equipment and software	3 to 7 years
Tractors and trailers	7 years
Furniture and fixtures	7 years

Cost and related accumulated depreciation on assets retired or disposed of are removed from the accounts and any gains or losses resulting thereon are credited or charged to operating income. Costs of property and equipment having a useful life of less than one year, maintenance, and repairs are charged to expense as incurred. Major overhauls that extend the useful lives of existing assets are capitalized.

Internal-use software costs incurred during the application development stage are capitalized as incurred. The application development stage does not begin until both technological feasibility has been established for the software and all research and development activities for the other components of the product or process have been completed. Those costs related to the development of internal-use software, other than those incurred during the application development stage, are expensed as incurred.

Intangible Assets - The Company’s intangible assets are primarily comprised of goodwill, customer relationships, non-compete agreements, trademarks, and technology. Customer relationships, non-compete agreements, trademarks and technology are amortized over their estimated lives based upon the pro-ration of undiscounted future net cash flows, see Note 4. Goodwill is not amortized; however, it is tested for impairment as discussed below.

Impairment of Goodwill - Goodwill is tested annually for impairment on October 1st and is tested for impairment more frequently if events and circumstances indicate that it might be impaired. An impairment loss is recognized to the extent that the carrying amount of goodwill exceeds its implied fair value.

This determination for goodwill impairment is made at the reporting unit level; the Company has concluded its business comprises one reporting unit. The impairment test consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with business combination accounting guidance. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the extent of such charge. The Company’s estimates of fair value utilized in goodwill impairment tests may be based on a number of factors, including assumptions about the projected future cash flows, discount rate, and growth rate, determination of market comparables, economic conditions or changes in the business operations. Changes in assumptions or business operations may result in impairment charges recorded in future periods.

Impairment of Long-Lived and Definite-Lived Intangible Assets - The Company evaluates long-lived and definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of assets may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used or in their physical condition, in legal factors, or in the business climate that could affect the value of the long-lived assets. The interpretation of such events requires judgment from management as to whether such an event has occurred.

Upon the occurrence of a triggering event, the carrying amount of the long-lived asset group is reviewed to assess whether the recoverable amount has declined below its carrying amount. The recoverable amount is the estimated net future cash flows that the Company expects to recover from the future use of the assets, undiscounted and without interest, plus the assets’ residual value on disposal. Where the recoverable amount of the long-lived assets is less than their carrying value, an impairment loss is recognized to write down the assets to fair value. This fair value is based on discounted estimated cash flows from the future use of the assets (and net of estimated cost of disposal if the assets are held for disposal).

The estimate of the cash flows arising from future use of the assets that are used in the impairment analysis requires judgment regarding what the Company would expect to recover from future use of the assets. Any changes in the estimates of cash flows arising from future use of the assets or the residual value of the assets on disposal based on changes in the market conditions, changes in the use of the assets, management’s plans, and the determination of the useful lives of the assets could significantly change the recoverable amount of the assets or the calculation of the fair value and the resulting impairment loss, which could significantly affect the results of operations.

Contingencies - An estimated loss contingency is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted. See Note 12 for additional discussion regarding the Company’s contingencies.

Revenue Recognition - Non-asset based transportation revenue and related costs for brokered truckload and less-than-truckload transportation services are recognized when the freight is delivered to its final destination and transportation services are complete. Asset-based truck-load and less-than-truckload transportation revenue and related costs are recognized when the shipment is completed. All truckload and less-than-truckload transportation revenues are recorded at the gross amount billed to the customer, as the Company is the primary obligor, is a principal to the transaction, has all credit risk, maintains substantially all other risks and rewards, has discretion to select the supplier, and has latitude in pricing decisions. Any amounts received from vendors as volume discounts are deducted from cost of services.

Deferred Financing Costs, net - Costs related to the acquisition of long-term debt by the Parent were allocated to Turbo and are being amortized on the effective interest method over the original expected life of the related debt instrument. See Note 6.

Income Taxes - The Company’s operations have historically been included in OHHAC’s U.S. federal and state income tax returns and income tax payments have been paid by OHHAC. Income taxes are presented in these combined financial statements as if Turbo Logistics, Inc. and Turbo Dedicated, Inc. filed a consolidated U.S. federal tax return and filed state income tax returns on a standalone basis. Current income tax liabilities are assumed to be immediately settled with OHHAC against the Parent investment account.

The Company accounts for income taxes in accordance with generally accepted accounting standards, which defines the threshold for recognizing the tax benefits of a tax return filing position in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized. The Company regularly evaluates current information available to determine whether such accruals should be adjusted. Interest and penalties recorded for uncertain tax positions are included in income tax expense.

The Company records deferred tax assets and liabilities using enacted tax rates in the jurisdictions in which it operates for the effect of temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, the Company would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. To the extent that the Company believes that recovery of the deferred tax assets is not likely, the Company establishes a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance is based on the Company’s estimates of future taxable income by jurisdiction in which it operates and the period over which the deferred tax assets can be recovered. A review of all available positive and negative evidence is considered, including the Company’s current and past performance, the market environment in which the Company operates, the utilization of past tax credits, and length of carry back and carry forward periods. See Note 8 for additional discussion regarding income taxes.

Share-Based Compensation - Certain key employees of Turbo participate in share-based compensation plans of OHHAC. The Company accounts for its share-based compensation in accordance with generally accepted accounting standards, which requires compensation costs related to share-based payment transactions to be recognized in the financial statements based on the fair value of the instruments issued and covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company recognizes compensation costs for time based graded vesting awards and performance based vesting awards over the requisite service period for each separately vesting tranche based on the change in the award’s fair value at each annual reporting period.

Recent Accounting Pronouncements - In December 2010, the Financial Accounting Standards Board issued a standard to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company adopted this guidance prospectively on January 1, 2011. The adoption of this standard did not have an impact on the consolidated financial statements.

Note 3: Property and Equipment, Net

A summary of property and equipment is as follows as of December 31 (in thousands):

	2011	2010
Leasehold improvements	$1,279	$1,265
Equipment, including autos, excluding computers	331	228
Computer equipment and software	1,779	1,655
Tractors and trailers	1,571	1,640
Furniture and fixtures	482	414

Total cost	5,442	5,202
Less accumulated depreciation and amortization	(2,896)	(2,266)

Property and equipment, net	$2,546	$2,936

Depreciation expense is included in direct expense and selling, general and administrative expense in the accompanying statements of operations and is comprised of the following (in thousands):

	Years Ended December 31
	2011	2010	2009
Direct expense	$40	$267	$554
Selling, general and administrative expense	727	353	348

Total depreciation expense	$767	$620	$902

Computer software is primarily comprised of internal-use software acquired directly from vendors or in an acquisition. The Company capitalized software costs of approximately $72,000 and $78,000 during the years ended December 31, 2011 and 2010, respectively. Unamortized computer software costs included in the Company’s balance sheet was $134,000 and $146,000 at December 31, 2011 and 2010, respectively. Amortization of computer software was $84,000, $67,000 and $44,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 4: Goodwill and Intangible Assets, Net

The changes in the carrying amount of goodwill are as follows (in thousands):

	2011	2010
Balance - January 1	$58,042	$58,042
Acquisitions	—	—
Accumulated impairment losses	—	—

Balance December 31	$58,042	$58,042

The Company is required to test goodwill for impairment on an annual basis. The Company performed the required impairment tests of goodwill for the years ended December 31, 2011 and 2010 and no impairment was indicated.

The following table presents the Company’s intangible assets as of December 31, 2011 (in thousands):

		Gross Intangible	Accumulated Amortization	Net Intangibles
Customer relationships	10 years	$5,500	$(3,093)	$2,407
Non-compete agreements	4 years	2,050	(2,050)	—
Technology	6 years	1,350	(1,238)	112
Trademark	3 years	850	(850)	—

Total		$9,750	$(7,231)	$2,519

The following table presents the Company’s intangible assets as of December 31, 2010 (in thousands):

		Gross Intangible	Accumulated Amortization	Net Intangibles
Customer relationships	10 years	$5,500	$(2,543)	$2,957
Non-compete agreements	4 years	2,050	(2,050)	—
Technology	6 years	1,350	(1,013)	337
Trademark	3 years	850	(850)	—

Total		$9,750	$(6,456)	$3,294

Total amortization expense related to the intangible assets was $775,000, $1.0 million and $1.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Amortization expense is included in the accompanying combined statements of operations within the caption selling, general and administrative expenses.

Estimated future amortization expense for the five succeeding years is as follows (in thousands):

Years Ending December 31,
2012	$657
2013	539
2014	534
2015	528
2016	261

Total	$2,519

Note 5: Other Assets

Other assets consisted of the following as of December 31 (in thousands):

	2011	2010
Deposits	$12	$12
Note receivable	969	—
Discount on note receivable	(159)	—

Total	$822	$12

In August 2011, Turbo, in conjunction with OHHAC, settled an outstanding third party dispute and executed a non-interest bearing note receivable with a face value of $1.6 million. The Company discounted the note at the incremental borrowing rate and recorded a $1.3 million gain associated with the settlement. The note has a four year term with semi-annual payments due of $194,000. As of December 31, 2011 there was $1.2 million net receivable due under this note of which $388,000 is included with prepaid expenses and other current assets in the combined balance sheets.

Note 6: Debt with Parent

OHHAC uses a centralized approach to cash management and financing its operations. Cash transfers to and from OHHAC cash management accounts are recorded in Parent investment in the combined balance sheets. OHHAC incurred $63.0 million of debt directly associated with the June 30, 2006 purchase of Turbo, for which Turbo guaranteed and pledged substantially all its assets. For these reasons this portion of OHHAC consolidated debt along with the related deferred financing costs has been allocated to Turbo for purposes of the Turbo stand-alone financial statements.

The composition of the Company’s debt with Parent is as follows as of December 31 (in thousands):

	2011	2010
Debt with parent	$58,880	$59,627
Less: Current maturities	747	747

Long-term debt with parent	$58,133	$58,880

The terms of the debt with Parent are consistent with the original acquisition date terms OHHAC had with the third party lender. Interest is stated as 3 month LIBOR plus 3.25% payable quarterly. Principle payments of $187,000 are payable quarterly. Deferred financing costs are amortized over the original life of the debt using the effective interest method.

Management believes that the allocation basis for debt and related net interest expense is reasonable. However, these amounts may not be indicative of the actual amounts that would have been incurred had Turbo been operating as an independent company for the periods presented.

Note 7: Leases

The Company leases office space, equipment and certain transportation equipment under operating lease agreements. Lease terms range from two to seven years for office space and are generally short term month-to-month for transportation equipment rentals. The components of rent expense are as follows for the years ended December 31 (in thousands):

	2011	2010	2009
Office space and other	$225	$288	$256
Transportation equipment	98	33	139

Total rent expense	$323	$321	$395

Rent expense is classified as a component of selling, general and administrative expenses except for rental of transportation equipment related to Turbo Dedicated which is included with direct expenses in the combined statements of operations.

A summary of future minimum lease payments required under non-cancelable operating leases with initial or remaining lease terms in excess of one year is as follows as of December 31, 2011 (in thousands):

Years Ending December 31	Minimum Lease Payments
2012	$397
2013	416
2014	418
2015	419
2016	420
Thereafter	373

Total	$2,443

The Company’s deferred rent liability was $104,000 and $110,000 as of December 31, 2011 and 2010, respectively, and reflects the accounting treatment of “free” rent or other similar lease incentives at the beginning of the lease and escalating payments over the life of the lease, whereas rent expense is recorded on the straight-line basis for financial statement reporting purposes. Deferred rent is included in other long-term liabilities in the combined balance sheets.

In addition, tenant improvement allowances received are deferred and amortized on the straight-line basis over the lives of the respective leases. The balance of tenant improvements was $1.1 million and $1.3 million as of December 31, 2011 and 2010, respectively, and is included in other long-term liabilities in the combined balance sheets. During 2010 the Company received $1.4 million of tenant improvements related to its headquarters operating lease in Gainesville, Georgia. Of the amount $1.1 million was paid directly by the landlord to outside parties and is reflected as non-cash on the combined statements of cash flows.

Note 8: Income Taxes

The Company’s operations have historically been included in OHHAC’s federal and certain state income tax returns, as permitted under the income tax regulations. Income taxes are presented in these combined financial statements as if the Company filed its own tax returns on a standalone basis. These amounts may not reflect tax positions taken or to be taken by OHHAC.

The components of the Company’s income tax expense (benefit) include the following (in thousands):

	Years Ended December 31
	2011	2010	2009
Current income tax expense (benefit):
Federal	$—	$—	$—
State	62	17	11

Total current income tax expense (benefit)	62	17	11

Deferred income tax expense (benefit):
Federal	833	(369)	314
State	83	(102)	113

Total Deferred income tax expense (benefit):	916	(471)	427

Increase in valuation allowance	392	1,415	247

Total	$1,370	$961	$685

A reconciliation of the statutory federal income tax provision to the provision for income taxes of the Company is presented in the table below (in thousands).

	Years Ended December 31
	2011	2010	2009
Statutory federal income tax expense (benefit)	$863	$(418)	$362
State income tax benefit, net of federal benefit	92	(54)	56
Change in valuation allowance	392	1,415	247
Non-deductible items and other	23	18	20

Provision for income taxes	$1,370	$961	$685

Deferred income taxes result from temporary differences in the recognition of assets, liabilities, revenue and expenses for financial accounting and tax purposes. Sources of these differences and the related tax effects are as follows (in thousands):

	December 31
	2011	2010
Deferred income tax assets:
Provision for doubtful accounts	$34	$13
Employee compensation	201	107
Deferred rent	450	526
Intangible asset amortization	1,400	1,371
Net operating loss carry forwards	4,385	4,053
Accruals and Other	102	115

Total deferred tax assets	6,572	6,185
Less: Valuation allowance	(5,871)	(5,479)

Net deferred tax assets	701	706
Deferred income tax liabilities:
Depreciation	(37)	(52)
Tax deductible goodwill	(7,256)	(5,939)

Total deferred tax liabilities	(7,293)	(5,991)

Net deferred income taxes	$(6,592)	$(5,285)

The gross federal net operating loss carry forwards were $11.6 million as of December 31, 2011, which expire at various dates beginning in 2027 and ending in 2032. The gross state and local net operating loss carry forwards were $10.8 million as of December 31, 2011, which expire at various dates beginning in 2027 and ending in 2032. The Company had tax deductible goodwill of $35.0 million as of December 31, 2011. Valuation allowances are recorded to reduce deferred tax assets to an amount that is more likely than not to be realized. Management assesses the likelihood of realization of the Company’s deferred tax assets considering all available evidence, both positive and negative. The Company’s most recent operating performance, the scheduled reversal of temporary differences, the Company’s forecast of taxable income in future periods, the ability to sustain a core level of earnings, and the availability of prudent tax planning strategies are important considerations in management’s assessment. As a result of these assessments, the Company established a valuation allowance against its net federal deferred tax assets due to the uncertainty surrounding the realization of these deferred tax assets.

The Company has no uncertain tax positions for which it has accrued an income tax liability in any tax year. The Company includes interest and penalties as a component of its income tax expense.

The Company files its federal and certain state tax returns on a consolidated or combined basis with OHHAC. In addition, the Company files income tax returns in various states. The U.S. federal and state income tax returns for 2007 through 2011 remain subject to examination by the applicable tax jurisdictions.

Note 9: Share-Based Compensation

Share-Based Compensation Plans - Certain key employees of the Company participate in the following OHHAC share-based compensation plans: 2005 Stock Option Plan (“the 2005 Plan”), 2009 Stock Option Plan (“the 2009 Plan”) and the 2010 Restricted Stock Plan (“the 2010 Plan”). The following disclosures represent OHHAC plans and assumptions with unit and expense data included for the number of units in which Turbo employees participate.

Stock Options - OHHAC has concluded that based on the terms of the stock option awards, primarily related to exercise provisions, that awards granted under each of its plans are required to be classified as liability instruments with fair value re-measurement at each accounting period.

Options granted to employees under the 2005 Plan that are outstanding as of December 31, 2011 generally vest at the end of each fiscal year over a period of two to four years based upon the passage of time. Options granted to employees under the 2009 Plan generally vest at the end of each fiscal year over a period of four years based upon achievement of OHHAC performance objectives. Under either Plan a change of control, under certain circumstances, may accelerate vesting. The options under either Plan expire on the 10 year anniversary of the date of grant.

The fair value of the options is estimated at the year-end reporting date and utilizes a closed form model which incorporates continuous dividend yield. Expected volatility is based on guideline companies as OHHAC is not publicly traded. The implied volatility of traded options of the guideline companies is used, as well as historical volatility of the guideline companies’ stock and other factors. Expected dividends are based on historical data and management expectations. The expected term of options uses the simplified method as prescribed by the Securities and Exchange Commission. OHHAC uses the simplified method for calculating the expected term of the options as there is not adequate historical data to calculate the expected term of the options. The risk free rate, for periods within the contractual life of the option, is based on the zero-coupon U.S. Treasury strips in effect at the time of grant.

The fair value of the stock option grants was estimated using the following assumptions at December 31:

	2011	2010	2009
Expected volatility	69.0%	70.0%	54.0%
Weighted-average volatility	69.0%	70.0%	54.0%
Expected dividends	—	—	—
Expected term (in years)	1.88 - 7.93	2.30 - 5.57	2.80 -6.16
Risk free rate	1.10%	1.39%	3.53%

Information related to options outstanding under the Plan is as follows:

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Contractual Term Remaining (in years)
Options outstanding - January 1, 2011	5,778	$168	4.0
Granted	2,850	186
Forfeited/cancelled/other	(3,091)	153

Options outstanding - December 31, 2011	5,537	186	8.1

Vested - at December 31, 2011	1,540	186	5.9

Exercisable - at December 31, 2011	1,540	186	5.9

Total compensation (benefit) expense recognized for the years ended December 31, 2011, 2010 and 2009 was ($250,000), ($2,000), and $65,000, respectively. The Company’s liability for the potential future redemption of shares issued under the stock option plans was $2,000 and $252,000 at December 31, 2011 and 2010, respectively.

The total fair value of options vested during 2011, 2010 and 2009 was $1,000, $37,000 and $60,000, respectively. The number of options that vested during 2011, net of forfeitures, was (2,598). As of December 31, 2011, unrecognized compensation expense on unvested stock options with performance-based vesting was $12,000. The weighted-average remaining service period in which these options may vest if the performance criteria are met is 2.4 years. These amounts are based on stock option fair values estimated as of December 31, 2011 and may differ from actual compensation recognized in future periods if future estimates of stock option fair values are different from current year estimates. The Company does not have intrinsic value for options outstanding, vested, or exercisable as of December 31, 2011.

Restricted Stock Plan - During April 2010 OHHAC adopted the Restricted Stock Plan. There were 182 shares granted to Turbo employees during the year ended December 31, 2010. Shares awarded under the 2010 Plan are subject to performance based vesting. No compensation expense has been recorded in 2011 or 2010 as it is not probable that the performance conditions will be met.

Note 10: Significant Customers and Concentration of Credit Risk

The Company’s three largest customers accounted for 37%, 38% and 30% of total revenue for the three years ended December 31, 2011, 2010 and 2009, respectively. Accounts receivable for these three customers were 24% of total accounts receivable as of December 31, 2011 and 2010. While the Company offers its services to a significant number of customers representing diversified industries, a disruption to one or more of these significant customers could have an unfavorable impact on the Company’s financial performance.

Note 11: Retirement Savings Plans

Company employees may participate in the OHHAC sponsored 401(k) retirement savings plan, which covers substantially all U.S. employees who have completed 30 days of employment. Under the plan, participating employees may make contributions subject to certain limitations with eligibility for company match as determined by the Plan Committee from time to time. Employer and employee contributions are limited to the maximum amount deductible for federal income tax purposes. The Company made matching contributions of $28,000 for the year ended December 31, 2011. There were no matching contributions in 2010 or 2009.

Note 12: Commitments and Contingencies

From time to time the Company is a party to various legal actions involving claims incidental to the conduct of its business, including actions by employees, suppliers, governmental agencies, regulatory actions or other litigation, including without limitation under federal and state employment laws. The Company believes, based upon information currently available, that such litigation and claims, both individually and in the aggregate, will be resolved without material adverse effect to the Company’s financial statements as a whole. However, litigation involves an element of uncertainty and future developments could cause these actions or claims to a have a material adverse effect on the Company’s results of operations, cash flows, or financial position.

Note 13: Related Party Transactions and Parent Company Investment

Allocation of General Corporate Expenses - The combined statements of operations include OHHAC corporate expense allocations, which are reported in selling, general and administrative expense, totaling $1.6 million, $1.1 million and $1.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. These allocated expenses may not be indicative of the actual expenses that would have been incurred had the combined businesses been operating as a separate and independent business and may not be indicative of future levels.

Related Party Revenues and Direct Expenses - Turbo is a party to transactions with other subsidiaries and divisions of OHHAC in the normal course of business. Revenues earned from these affiliated entities were $16.0 million, $12.2 million and $9.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Purchases of transportation services from these affiliated entities were $1.1 million, $1,000 and $198,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and are included within direct expense in the combined statements of operations.

Related Party Accounts Receivable and Accounts Payable - Accounts receivable from affiliates for transportation services provided by Turbo were $2.1 million and $2.3 million as of December 31, 2011 and 2010, respectively. These are included within accounts receivable, net on the combined balance sheets. Accounts payable to affiliates for the purchase of transportation services were $19,000 and $49,000 as of December 31, 2011 and 2010, respectively. These are included within accounts payable on the combined balance sheets.

Parent Investment - Parent investment represents OHHAC’s historical investment in Turbo, accumulated earnings and net transfers (to) from Parent. The components of the net effects of the costs allocations from and transactions with OHHAC are presented in the table below (in thousands):

	Years Ended December 31
	2011	2010	2009
Debt due parent and related interest	$2,857	$2,905	$3,270
General corporate cost allocations	1,631	1,105	1,071
Income taxes	62	16	11
Intercompany revenues, cash pooling and other, net	(5,681)	(357)	(7,509)

Net transfers (to) from parent	$(1,131)	$3,669	$(3,157)

Note 14: Subsequent Events

The Company performed a review of subsequent events through January 4, 2013, the date the financial statements were available to be issued.

On October 24, 2012 OHHAC sold substantially all of the assets, liabilities and business operations of Turbo to XPO Logistics, Inc. for $50.0 million in cash and used the proceeds to pay down the Parent company debt. Based on the sales price falling below carrying value of assets, the Company identified impairment indicators related to goodwill. Management performed a goodwill impairment test during 2012 that indicated the carrying value of goodwill exceeded fair value. The Company recorded a goodwill impairment charge of $25.8 million pre-tax ($16.4 million after-tax) during 2012 to state goodwill at its estimated fair value at the sale date.